Exhibit 20.02

A publicly held Nevada corporation

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432

561 210 8535 * info@pugettechnologies.com * https://pugettechnologies.com/

Explanatory Memorandum for 2021 Annual Meeting of Shareholders

This Explanatory Memorandum is dated May 31, 2021 and has been prepared in connection with the 2021 annual meeting of the shareholders of Puget Technologies, Inc., a publicly held Nevada corporation (our “Company”) subject to periodic reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but without any class of securities registered under Section 12 thereof, in order to provide shareholders with access to information about the items of business and resolutions to be considered. It is provided to shareholders of our Company to help them evaluate the resolutions and proposals and to permit them to provide suggestions to Qest as to how it should vote, given its ability to control the outcome of all matters to be voted on. However, this Explanatory Memorandum does not constitute advice and does not constitute a solicitation for votes.

1.	Items of Business

The purpose of the annual meeting of shareholders is to consider the following business, as well as any other matters properly brought before the meeting by shareholders or their duly appointed and serving proxies:

Topic		Informational Discussion by Management

1.	Approve and ratify the conduct of our Company’s business as conducted by our president and chief executive officer, Hermann Burckhardt and our treasurer, secretary and chief financial officer, Thomas M. Jaspers, as well as by our strategic consultant and parent, Qest, since they assumed their offices and roles starting in 2015.	During the meeting our officers, directors and Qest will report on our Company’s history since October of 2015, will respond to written questions submitted and reflect on shareholder written suggestions and observations, after which, eligible voters will be asked to ratify and confirm the decisions made and actions taken.

2.	Approval of our Company’s financial statements and related documents for the years ended October 31, 2020 and 2019.	Participants have access to our Company’s financial statements and related documents for the years ended October 31, 2020 and 2019. A representative of our auditor, or in his or her absence, our chief financial officer will respond to written questions submitted and reflect on shareholder written suggestions and observations, after which, eligible voters will be asked to ratify the financial statements.

3.	Approval of the selection of BF Borgers CPA PC of 5400 W Cedar Ave, Lakewood, CO 80226, independent certified public accountants, as auditors for our Company’s financial statements for the years ended October 31, 2021 as well as October, 31, 2015, 2016, 2017, 2018 and 2019, provided that our Company’s management and such auditor reach a mutual agreement as to fees.	BF Borgers CPA PC, currently performs 10-K audits and 10-Q quarterly reviews in accordance with Public Company Accounting Oversight Board standards for over 100 publicly traded companies around the world ranging from start-up and development stage to successful mid-market companies. Information concerning BF Borgers CPA PC can be found at their website located at http://www.bfbcpa.us/. Our chief financial officer will respond to written questions submitted and reflect on shareholder written suggestions and observations after which eligible voters will be asked to ratify the selection of BF Borgers CPA PC, as auditors not only with reference to our Company’s next annual financial statements but with reference to audits required for all past due annual financial statements and for review of all past due quarterly financial statements, provided that our Company’s management and such auditor reach a mutual agreement as to fees.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

4.	Approval of our Company’s plans to assure that it is current in all reporting obligations to the Commission.	Due to the condition in which current management found our Company when it assumed control in October of 2015, deeply in debt, without cash or operations, and without resources to pay for necessary legal or accounting expenses, our Company was unable to meet its regulatory obligations, something we hope never again to experience. Since Qest was retained as our strategic consultant, we have made great strides and are now filing our current Exchange Act reports as due or ahead of time and intend to keep on doing so. Our chief financial officer will discuss the steps that have been taken and which are being planned to assure the foregoing, including recruitment of an independent comptroller and successor chief financial officer, recruitment of independent directors for audit, nominating and compensation committees and we will request that eligible voters ratify such proposals.

5.	Ratification of the previously authorized gradual increase in our Corporation’s authorized capitalization to ten billion shares, 9,990,000,000 of which are to be common stock and 10,000,000 of which are already preferred stock, and also, to consider granting authority to our Company’s board of directors to determine whether the par value, currently $0.001 per share, should be retained, eliminated or modified, as it deems appropriate.	Our Company’s acquisition plans require that we have adequate authorized capital available therefor, to compensate required personnel and to raise required capital. While an increase to ten billion shares in authorized capital stock was approved in 2017, it has been implemented on a piecemeal basis in order to minimize costs associated with filing annual reports in Nevada. Our Company is now in a position to fully absorb such costs and while shareholder approval has already been granted, our Company’s board of directors feels it is appropriate to ratify the earlier decisions. In addition, management has recommended that our Company consider eliminating the par value of its Common Stock for accounting and other reasons, especially in light of the fact that the concept of par value has become an anachronism. Eligible voters will be asked to approve all of the foregoing proposals. Such increase in authorized capitalization is expected to last for the foreseeable future and it is management’s intent to avail itself of the increased capitalization prudently, solely as absolutely required to meet commitments with the philosophy that outstanding securities should not exceed 60% of those authorized.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

6.	Solely for current holders of Class B Convertible Preferred Stock:

	Approval, as required under Nevada Revised Statutes Section 78.215(4)(b), of a dividend of 1,000,000 shares of Class B Convertible Preferred Stock to the holders of our Company’s Common Stock as heretofore recommended by our board of directors with a record date to be selected by our Company’s board of directors after our Company becomes current in its reporting obligations under the Exchange Act, subject to approval after notification by the Financial Industry Regulatory Authority.	Given the very low price of our Company’s Common Stock, most recent transactions have involved the recently designated Class B Convertible Preferred Stock which has been accepted by the Company’s current management in settlement of related debt at approximately $0.96 per share and by new investors at prices ranging from $1.25 per share to the $1.50 share price reflected in our proposed limited Rule 506(b) offering, with warrants exercisable and debentures convertible at $1.75 per share. The value in part reflects the many preferences associated with such stock (see Article IV of our current articles of incorporation at https://www.pugettechnologies.com/corporate-documents) and especially the fact that, although they may not be converted into Common Stock until January 1, 2022, the ten share of Common Stock for one share of Class B Convertible Preferred Stock cannot be altered, even in the event of a reverse stock split, without the consent of the holders of a majority of such stock. Management as well as the current holders of the Class B Convertible Preferred Stock have agreed that such benefits should be shared with the holders of Common Stock through a stock dividend which would ameliorate the impact of any reverse stock split and a million shares have been reserved for such purpose. However, the stock dividend requires approval of the Financial Industry Regulatory Authority and that in turn requires that our Company have become current in its Exchange Act reports. Because Nevada las requires the approval of the current holders of the Class B Convertible Preferred Stock in order to implement such dividend, our Company is taking advantage of this meeting to do so now. However, the vote is limited to the current holders of Class B Convertible Preferred Stock, currently controlled by Qest, which has assured management of its commitment to approving this proposal. It should be noted that the an S-1 registration statement would be filed to effect such dividend in order to assure that the shares received would be free trading and that there would be a reasonable likelihood that a trading market therefor would develop.

7.	Adoption, ratification and approval of incentive stock option plans (qualified for employees and non-qualified for others) pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) which management has recommended and the board of directors has approved as a means of assisting in the recruitment of new management, new directors and new members to our Company’s Board of Advisors as well as in inducing promising operating companies to become subsidiaries.	Recruitment of new management and directors would benefit greatly by the existence of tax incentivized equity compensation plans and Qest has prepared two for stockholder consideration at this meeting, a qualified plan for employees, officers and directors of our Company and its subsidiaries (which will help us add subsidiaries) and a non-qualified plan for people whose assistance our company requires, but who will not be employees, officers or directors of our Company or its subsidiaries. Copies of the proposed plans, which will require purchase of the securities at prices in excess of their Fair Market Price on the day of grant are also available on our website at https://www.pugettechnologies.com/corporate-documents. Our chief financial officer and a representative of Qest will be available to answer written questions concerning such plans submitted and to reflect on written observations and suggestions from shareholders present in person or by proxy after which, eligible voters will be asked to ratify and adopt both plans.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

8.	Approval of a Company trading securities buyback plan as a means of providing the Company with securities necessary for use in the proposed incentive stock option plans.	The Company’s management shares the concerns expressed by some Company shareholders concerning the dilutive impact that the proposed incentive stock option plans might have on the trading markets for the Company’s securities and while it feels that any such dilution would be more than compensated for in the pricing of the Company’s public traded securities by the positive impact the recipients of such options would have on our Company’s performance, it also realizes that at times, the Company’s publicly trading securities might be undervalued and present an economically justified alternative to funding the proposed incentive stock option plans through issuance of Company securities from the authorized but unissued or treasury security pools. Consequently, the Company’s board of directors has decided to seek the approval of its shareholders for the repurchase of outstanding and trading Company securities from non-Affiliates at then applicable public offering prices if, in the judgment of the Company’s board of directors, such securities are undervalued, and further, if such repurchases are conducted in full compliance with any and all applicable laws, regulations and rules and will not result in adverse tax consequences to the Company.

9.	Ratification of the forms of debenture and warrant indentures which management has recommended and the board of directors has approved in conjunction a limited offering of our Company’s securities pursuant to Rule 506(b) of Regulation D adopted by the Commission in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).	Our Company is undertaking a limited offering of its securities described in Item 302 of the current report on Form 8-K filed with the Commission on March 9, 2021, to which reference is made. Because the offering will involve two year 8% subordinated convertible debentures and warrants to purchase shares of the Class B Convertible Preferred Stock, we had to promulgate debentures incorporating very detailed terms. Such indentures are included as exhibits 4.01 and 4.02 to such report. Our chief financial officer and a representative of Qest will be available to answer written questions concerning such indentures submitted and to reflect on written observations and suggestions from shareholders present in person or by proxy after which, eligible voters will be asked to ratify and adopt both indentures. Copies of the indentures are available on our Company’s website.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

10.	Ratification of the operating plan developed by Qest for our Company pursuant to which is has become a holding company with four separate lines of businesses conducted through subsidiaries, alliances, joint ventures, etc., and which are expected to include the formation, registration and operation of a business development company subsidiary pursuant to Sections 54 through 65 of the Investment Company Act of 1940, as amended (the “Investment Company Act”); a sequential series of specialty acquisition (“SPAC) vehicles; an incubation program for operating companies that might eventually hope to partially spin out as independent public companies; and, a coordinator for diverse operating subsidiaries in lines of business where our Company perceives promising opportunities with substantial synergy and potential operating savings based on group purchasing power, especially including potential for sequential roll ups.	One of the first things that Qest did upon being appointed as our Company’s strategic planning consultant was to scrap our existing operating plans inherited from prior management and develop a highly innovative and synergetic operating program described in detail in our annual report on Form 10-K for the fiscal year ended October 31, 2021 filed with the Commission on February 12, 2021 and available at https://www.sec.gov/Archives/edgar/data/1540615/000157570521000037/puge_10k.htm (see Item 101). Our Company has already initiated implementation of such pan when it entered into a letter of intent to acquire Behavioral Centers of South Florida LLC described in Item 8.01 of the current report on Form 8-K filed with the Commission on March 9, 2021, to which reference is made. Our Company’s management is very interested in observations and suggestions our shareholders might have with respect to such plan of operation and our officers as well as a representative of Qest will be available to answer any written questions and reflect on any written observations and suggestions from our accredited shareholders present after which eligible voters will be asked to ratify such program.

11.	Delegation to our Company’s board of directors of authority to change our Company’s name to more accurately reflect its new status as a diversified holding company aspiring to conglomerate status.	In light of the change in our Company’s focus, now much more ample and more in the spirit of an aspiring conglomerate, it has been suggested to management that our Company should consider a change of name, a proposal to which the board of directors is open. Consequently, we will entertain written suggestions at the meeting which the board of directors will subsequently consider, along with others. The board of directors has requested that it be delegated the task of picking a new name and eligible voters will be asked to approve such request. The name change will also result in a change in our stock symbol and CUSIP number all of which must, as in the case of the proposed stock dividend, be approved by FINRA.

Our Company’s current management has reached the conclusion that additional management is now needed and that, after assisting in the recruitment and selection of new officers and directors, Messrs. Burckhardt and Jaspers would be most useful guiding our Company from a distance, through their roles in Qest. Indeed, they have largely neglected their responsibilities in Qest during the past year to guide our Company to where it now finds itself and feel duty bound to eliminate apparent conflicts of interest arising through their dual roles in Qest and our Company. However, Messers. Burckhardt and Jaspers have agreed to serve at least one more term as members of our Company’s board of directors and as its principal executive officers on the understanding that they will be free to resign if, during such term, they have recruited and trained adequate replacements. Consequently:

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

12.	The re-election of Hermann Burckhardt as a member of our Company’s board of directors	Eligible voters are asked to decide whether or not Hermann Burckhardt should be reelected to our Company’s board of directors. His activities during the past five years are described in our annual report on Form 10-K for the fiscal year ended October 31, 2020 filed with the Commission on February 12, 2021 and available at https://www.sec.gov/Archives/edgar/data/1540615/000157570521000037/puge_10k.htm (see Item 10).

13.	The re-election of Thomas M. Jaspers as a member of our Company’s board of directors with the understanding that he may be supplemented and eventually replaced by a new management team and new directors as described in the following resolution.	Eligible voters are asked to decide whether or not Thomas M. Jaspers should be reelected to our Company’s board of directors. His activities during the past five years are described in our annual report on Form 10-K for the fiscal year ended October 31, 2020 filed with the Commission on February 12, 2021 and available at https://www.sec.gov/Archives/edgar/data/1540615/000157570521000037/puge_10k.htm (see Item 10).

14.	Increase the size of our Company’s board of directors to up to nine members, three of whom must be independent, comprised of individuals with investment banking and accounting experience, experience with mutual funds, the insurance industry, innovative technologies (e.g., alternative energy), the medical industry, intellectual property and regulatory compliance, with the board of directors delegated the task of their election until the next annual meeting of our Company’s shareholders and until their successors shall have been nominated, elected and assume their offices.	In order to implement the transition to new management and new members of the board of directors, at least three of whom would be independent, our Company has requested that our shareholders increase the size of the board of directors to nine members, leaving seven vacancies to be filled during the next fiscal year plus an additional two, should Messers. Burckhardt and Jaspers elect to resign, and delegating the task of filling such vacancies to the then serving members of our Company’s board of directors.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

15.	Provision of information concerning our Company’s pending limited offering of up to $1,000,000 in our securities, how it’s going, and how we expect to use the proceeds.	Our anticipated use of proceeds will depend on how much of the limited offering is subscribed for. At least $100,000 must be subscribed for and paid prior to a date to be designated or the limited offering will be suspended and either abandoned, restructured or reinitiated. We anticipate an additional offering of our securities during early 2022 based on discussions with a New York City investment banking firm, in the range of fifteen to twenty-five million dollars, assuming success in the purposes for which we have undertaken the pending limited offering and in conjunction with our initial proposed acquisitions and business development plans. Proceeds from the limited offering will, in part, be used to retain the California law firm of TroyGould PC to prepare and file a registration statement on Commission Form S-1 registering the shares of Class B Convertible Preferred Stock to be issued to holders of Common Stock as well as to register securities subject to piggy back registration rights. The currently proposed use of proceeds for the Limited Offering is posted on our website in a section dedicated specifically to this annual meeting. No vote on this issue is required.

16.	Report on the status of our proposed acquisition of Behavioral Centers of South Florida, Inc., and plans for us to open additional proprietary behavioral centers.	We signed a letter of intent to acquire Behavioral Centers of South Florida, Inc., on March 2, 2021, as reported to the Commission on March 8, 2021 and since then have undertaken efforts to develop our own behavioral center in Palm Beach County, Florida which we expect will operate in collaboration with Behavioral Centers of South Florida, Inc. Due diligence is ongoing and we hope to enter into definitive agreements soon. Our president will report on recent developments and address related written questions and observations from those present. No vote on this issue is required.

2.	Voting Instructions

2.1	Voting Eligibility, Voting In Person

Shareholders entered on our Company’s register of members as at 5:00 p.m. on April 21, 2021 (DST) will be entitled to attend and vote at the annual meeting of shareholders (“Register Date”). To vote in person, shareholders are required to attend the annual meeting of shareholders at the time, date and place set out in the Notice of annual meeting of shareholders. Please note that, if you hold your shares in “street name” through a broker, bank, or other nominee, you must direct the institution that holds your shares to vote them; you are not entitled to vote directly unless the institution holding your shares provides you a proxy issued in your name authorizing you to vote the shares at the annual meeting of shareholders. Your broker, bank or nominee will provide instructions on how to instruct them to vote your shares.

2.2	Proxy Instructions

A shareholder entitled to attend and vote at the annual meeting of shareholders is entitled to appoint one individual to act as his, her or its proxy to attend and vote on his, her or its behalf. A proxy may, but need not, be a shareholder of our Company. A shareholder that is a juridical entity rather than a person is entitled to appoint any individual to act as its representative at the annual meeting of shareholders. The appointment of the representative must comply with the requirements of Chapter 78, Nevada Revised Statutes, as well as with our Company’s current articles of incorporation and bylaws, copies of which are available on our corporate website at https://www.pugettechnologies.com/corporate-documents. The representative must bring to the annual meeting of shareholders a written form of proxy with the information included in the sample form available on our Company’s website. The Proxy Form must be signed by the shareholder or his/her attorney duly authorized in writing. In the case of shares jointly held by two or more persons, all joint-holders must sign the Proxy Form. Duplicate proxies with contrary instructions will not be counted.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

2.3	Shares Held in Street Name.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order for your shares to be voted. You may also vote in person at the annual meeting of shareholders if you obtain a legal proxy from your broker, bank or other nominee.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine. Some of the proposals before the annual meeting of shareholders this year are deemed “routine” matters, for example, ratification of the appointment of our independent registered public accounting firm for fiscal years ended October 31, 2021, 2015, 2016, 2017, 2018 and 2019, which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The re-election of directors is also considered a “routine” matter. As a result, if you do not instruct your bank, broker or other nominee how to vote with respect to this matter, your bank, broker or other nominee may not vote on this proposal and a broker “non-vote” will occur.

3.	Material Information

Details important to understanding the proposals listed (as well as the biographies of the candidates for election as directors) are contained in our annual report on Commission Form 10-K for the fiscal year ended October 31, 2020, supplemented by our report filed on Commission Form 10-Q for the fiscal quarter ended January 31, 2021 and by our current reports on Form 8-K filed since such date, all of which can be found at the Commission’s EDGAR website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001540615&type=&dateb=2020&owner=include&count=100&search_text and on our Company’s website at https://www.pugettechnologies.com/sec-filings. If you do not have Internet access, copies of such documents are available at our headquarters located at 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432. Our telephone number there is 561 210 8535 should you want to make an appointment. Other than as set out in the Notice of Annual Meeting of Shareholders delivered to you or reflected in this Explanatory Memorandum and the referenced periodic reports filed with the Securities and Exchange Commission, there is no other information that is known to our Company’s officers and directors which may reasonably be expect to be material to the making of a decision by shareholders whether or not to vote in favor of the proposed resolutions.

4.	Who May Attend

All record and beneficial shareholders and their duly appointed proxies and representatives, may attend the annual meeting of shareholders in person. Any other person may attend the annual meeting of shareholders in person only at the invitation of our Company.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/

5.	Date, Time and Venue for the Meeting

The 2021 annual meeting of our Company’s shareholders will take place at 2:00 p.m. (EDT) on Monday, June 7, 2021, at our Company’s principal offices in Boca Raton, Florida located at 1200 North Federal Highway, Suite 200-A. Because of Covid 19 related space limitations, we urge you to contact us at by email at 2021-sh-meeting@pugettechnologies.com or by telephone at 1-561-210-8535 if you intend to attend. Based on such communications it is possible that the meeting will be moved to a larger space and related information will be published on our website.

6.	Further Information

If you require additional information on the annual meeting of shareholders you may contact our Company’s chief financial officer, Thomas M. Jaspers, by email to 2021-sh-meeting@pugettechnologies.com.

PUGET TECHNOLOGIES, INC.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1-561-210-8535

info@pugettechnologies.com/ * https://pugettechnologies.com/